Exhibit 99.1

Zoned Properties Reaches $3 Million of Annualized Rental Revenue with Acquisition of

Property in Surprise, Arizona Leased to Sunday Goods

● Continues Direct-to-Consumer Portfolio Optimization and Diversification;

● Absolute-Net Lease in Place and Produces 13.4% Effective Cap Rate;

● Leased to Best-in-Class Operator, Sunday Goods;

● Financing Secured by Private Family Office Lender

SCOTTSDALE, Ariz., July 10, 2024 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a technology-driven property investment company for emerging and highly regulated industries, including legalized cannabis, is excited to announce the acquisition of its property in Surprise, Arizona, with tenant Sunday Goods. The acquisition and development of this property have been capitalized through cash on hand and a $1.62 million construction loan from a private family office lender.

Transaction Highlights:

●	The Company will acquire the property for approximately $1.60 million, including purchase price, closing costs, and selling developer’s improvements.

●	The Company has obtained a $1.62 million non-recourse construction loan from a private family office lender.

●	The Company will provide a $1.0 million tenant improvement allowance for Sunday Goods to use toward the construction and development of its retail dispensary on the property.

●	The Company believes Sunday Goods will need to invest additional capital to complete the construction and development of its retail dispensary on the property.

●	The investment property is leased to Sunday Goods under a long-term, absolute-net lease agreement, which will produce an approximate 13.4% effective cap rate when straight-lined over the term of the lease agreement.

●	The lease includes 3% annual increases in base rent, yielding approximately $350,000 in annual base rental revenue when straight-lined over the life of the lease term.

Market Highlights:

●	Arizona’s cannabis market is one of the strongest in the nation surpassing $1.4 Billion in total sales in 2023, with many projecting sales to reach over $1.5 Billion in 2024.

●	Surprise, Arizona was ranked by a Smart Asset Report as the top place in the country for attracting homebuyers under 35, with a growth rate of 15.88% over a ten-year period.

Management Commentary:

Bryan McLaren, CEO of Zoned Properties, commented, “We are thrilled to announce the acquisition of our property in Surprise, Arizona, and to welcome Sunday Goods, yet another top-tier cannabis operator, to our growing tenant roster. This acquisition is a significant step in our expansion strategy and underscores our commitment to developing high-quality real estate assets in key markets focused on direct-to-consumer cannabis applications. The favorable terms of this construction loan, including its non-recourse nature, allow us to manage our financial strategy effectively while driving growth and value creation. This new property in Surprise, Arizona, represents our ongoing efforts to strategically expand our portfolio and support the growth of the legalized cannabis industry. The partnership with Sunday Goods highlights our ability to attract best-in-class tenants and execute on our mission of seizing above market average cap rates.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States. The Company aspires to innovate within the real estate development sector, focusing on direct-to-consumer real estate that is leased to the best-in-class cannabis retailers.

Headquartered in Scottsdale, Arizona, Zoned Properties is redefining the approach to commercial real estate investment through its standardized investment process backed by its proprietary property technology. Zoned Properties has developed a national ecosystem of real estate services to support its real estate development model, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com